Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Petroleum Partners LP
Mary Sullivan, Chief Financial Officer
(832) 234-3600, msullivan@susser.com

Dennard - Lascar Associates
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com

Susser Petroleum Partners LP Reports First Quarter 2013 Results
Declares Quarterly Distribution
Investor Call Scheduled Today at 11 a.m. ET
HOUSTON, May 8, 2013 - Susser Petroleum Partners LP (NYSE: SUSP), a wholesale distributor of motor fuels, today reported financial and operating results for the first quarter ended March 31, 2013.
Net income for the quarter was $8.2 million, or $0.38 per unit. Adjusted EBITDA(1) totaled $11.2 million and distributable cash flow(1) was $10.4 million. Total revenue for the quarter was $1,081.2 million.
“Results from the Partnership continue to be in line with our expectations,” said Sam L. Susser, Chairman and Chief Executive Officer. “Gross profit benefited from year-over-year growth of 4.4% in total gallons distributed as well as an increase in average margin per gallon sold.
“The purchase and leaseback arrangement with Susser Holdings continues to provide the Partnership with a growing stream of stable fuel gross profit and a real estate portfolio that will generate visible rental income and the potential for long-term asset appreciation.”

First Quarter 2013 Compared to Pro Forma First Quarter 2012
The analysis below compares actual first quarter 2013 results to pro forma first quarter 2012 results. The pro forma results reflect revenues and gross margins as if the Partnership had completed its initial public offering and related transactions and had been operating as an independent entity under its current contractual arrangements with affiliates since January 1, 2012. Please refer to the section below titled, “Factors Affecting Comparability and Explanation of Pro Forma Results” for additional information.
Revenue for the first quarter totaled $1,081.2 million, a 0.4% increase compared to $1,076.5 million (pro forma) in the comparable period of 2012. The increase was driven by a 4.4% increase in gallons sold, partially offset by a decline in selling price per gallon. In the first quarter of 2013, 67.6% of revenues were generated from motor fuel sales to affiliates, 32.1% were from motor fuel sales to other third-parties, and 0.3% came from rental and other income.
Gross profit for the quarter totaled $15.6 million, a 15.2% increase compared to pro forma gross profit of $13.5 million in the first quarter of 2012. On a weighted average basis, fuel margin for all gallons sold increased to 3.6 cents per gallon in the first quarter of 2013 compared to pro forma 3.4 cents per gallon in the prior-year period.

Affiliate customers as of March 31 include 562 Stripes convenience stores operated by our parent company, Susser Holdings Corporation (NYSE: SUSS), as well as SUSS' sales of motor fuel under consignment arrangements at approximately 90 independently operated convenience stores. Motor fuel gallons sold to affiliates during the first quarter increased 5.7% versus the prior-year period to 251.1 million gallons. Gross profit on these gallons totaled $7.4 million, or 3.0 cents per gallon, versus a pro forma $7.1 million in the comparable three-month period last year, or 3.0 cents per gallon.
Third-party customers of SUSP include approximately 490 independent dealers under long-term fuel supply agreements and over 1,700 other commercial customers as of March 31. Total gallons of motor fuel sold to third parties increased year-over-year by 1.7% to 115.8 million gallons for the quarter. Gross profit on these gallons was $5.8 million, or 5.0 cents per gallon, compared to $4.8 million, or 4.2 cents per gallon, in the prior-year period on a pro forma basis.

Capital Spending and Financing
SUSP completed purchase and leaseback transactions for six Stripes convenience stores during the first quarter and two more so far in the second quarter. Since its initial public offering in September 2012, SUSP has completed the purchase and leaseback of 16 Stripes stores for a cumulative cost of $65.4 million, including post-completion true-up.
Including the Stripes store purchases, SUSP's gross capital expenditures for the first quarter were $27.9 million, which included $0.1 million for maintenance capital. At March 31, SUSP had borrowings against its revolving line of credit of $58.6 million and other long-term debt of $123.2 million, a portion of which was collateralized by $122.3 million of marketable securities.

2013 Guidance
SUSP's management team is reaffirming the following previously issued guidance for 2013. Please refer to disclosures below regarding forward-looking statements.

	FY 2013 Guidance	Q1 2013 Actual
Motor Fuel Gallons (billions) (a)	1.45 - 1.60	0.37
Fuel Margin (cents/gallon) (a)	3.3 - 3.5	3.6
New Stripes stores expected to be purchased by SUSP (b)	25 - 35	6
New Wholesale dealer and consignment sites (c)	25 - 40	5
Maintenance Capital Spending (millions)	$1 - $3	$0.1
Expansion Capital Spending (millions) (d)	$95-$135	$27.8

(a)	Includes affiliated and third-party gallons.

(b)	Based on Susser Holdings Corporation guidance of 29 - 35 new Stripes stores to be built in 2013.

(c)	Does not reflect existing wholesale store closures, which are typically lower volume locations than new sites.

(d)	Expansion capital includes Stripes store purchases. The Partnership does not provide guidance on potential acquisitions.
_______________________

(1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and reconciliation to net income for the periods presented.

Quarterly Distribution
SUSP announced today that the board of directors of its general partner has approved its quarterly distribution for the first quarter of 2013 of $0.4375 per unit. This amount corresponds to $1.75 per unit on an annualized basis. The total distribution amount of approximately $9.6 million is being paid from distributable cash flow of $10.4 million for the quarter.
The distribution will be paid on May 30 to unitholders of record on May 20. Immediately prior to the distribution there will be 21,878,872 units outstanding, including all of the Partnership's common and subordinated units.

Factors Affecting Comparability and Explanation of Pro Forma Results
SUSP completed its initial public offering of common units representing limited partner interests on September 25, 2012. Reported results of operations for the three-month period ending March 31, 2012 reflect the results of Susser Petroleum Company LLC, the Partnership's "Predecessor". Prior to September 25, 2012, the Predecessor did not charge intercompany gross profit on motor fuel sales to Susser Holdings' Stripes® convenience stores. Additionally, not all of the wholesale operations of the Predecessor were contributed to SUSP, such as consignment location fuel sales and the fuel transportation assets and operations. As a result, actual operating results are not comparable on a period-to-period basis.
Selected supplemental pro forma information is being provided which reflects certain SUSP results as if the current structure and contracts had been in place on January 1, 2012. The pro forma results show actual gallons sold but reflect revenues and gross margins as if the Partnership had completed its initial public offering and related transactions and had been operating as an independent entity under its current contractual arrangements with affiliates since January 1, 2012. Additional details regarding our pro forma adjustments are included in the attached tables. Management believes the pro forma presentation provides investors with a more relevant comparison to historical and future periods as opposed to actual results.

First Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 11:00 a.m. ET (10:00 a.m. CT) to discuss first quarter 2013 results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial 480-629-9771 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through May 15 by calling 303-590-3030 and using the pass code 4614394#.

About Susser Petroleum Partners LP
Houston-based Susser Petroleum Partners LP is a publicly-traded partnership formed by Susser Holdings Corporation to engage in the primarily fee-based wholesale distribution of motor fuels to Susser Holdings and third parties. Susser Petroleum Partners distributes over 1.4 billion gallons of motor fuel annually from major oil companies and independent refiners to Susser Holdings' Stripes® convenience stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements.” These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: Susser Holdings' business strategy, operations and conflicts of interest with us; our ability to renew or renegotiate our long-term distribution contracts with our customers; changes in the price of and demand for the motor fuel that we distribute; our dependence on two principal suppliers; competition in the wholesale motor fuel distribution industry; seasonal trends; increased costs; our ability to make acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; our reliance on SHC for transportation services;  and other unforeseen factors.  For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Partnership's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Susser Petroleum Partners' distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Susser Petroleum Partners' distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial statements follow

# # #

Pro Forma Results
The following presentation compares actual first quarter 2013 results to the pro forma revenues and gross profit for SUSP in the first quarter of 2012, had the transactions and contracts related to the IPO occurred as of January 1, 2012. Specifically, the following pro forma schedules give effect to:

•
the contribution by our Predecessor to us of substantially all of the assets and operations comprising its wholesale motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable);

•	the contribution by SUSS and our Predecessor to us of certain convenience store properties;

•
our entry into a fuel distribution contract with SUSS, which provides (i) a three cent fixed profit margin on the motor fuel distributed to SUSS for its Stripes® convenience stores, instead of no margin historically reflected in our Predecessor financial statements and (ii) a three cent fixed profit margin on all volumes sold to SUSS for its independently operated consignment locations, instead of the variable and higher margin received by our Predecessor under consignment contracts; and

•	our entry into the SUSS Transportation Contract and the elimination of revenues and costs associated with the transportation business that were included in our Predecessor's results of operations.

As used in the following table, “affiliates” refers to sales to SUSS for its Stripes® convenience stores and independently operated consignment locations; “third-party” refers to sales to independently operated dealer supply locations and other commercial customers.

	Three Months Ended
	March 31, 2012		March 31, 2013
	Pro Forma		Actual
	(in thousands)
Revenues:
Motor fuel sales to third parties	$351,845		$347,504
Motor fuel sales to affiliates	722,496		730,727
Rental income	839		1,629
Other income	1,352		1,299
Total revenue	1,076,532		1,081,159
Gross profit:
Motor fuel sales to third parties	4,813		5,797
Motor fuel sales to affiliates	7,123		7,418
Rental income	839		1,629
Other	729		712
Total gross profit	$13,504		$15,556
Operating Data:
Motor fuel gallons sold:
Third-party dealers and other commercial customers	113,927		115,831
Affiliated gallons	237,441		251,052
Total gallons sold	351,368		366,883
Motor fuel gross profit cents per gallon:
Third-party	4.2	¢	5.0	¢
Affiliated	3.0	¢	3.0	¢
Volume-weighted average for all gallons	3.4	¢	3.6	¢

Susser Petroleum Partners LP
Consolidated Statements of Operations
Unaudited

	Three Months Ended
	March 31, 2012	March 31, 2013
	Predecessor
	(dollars in thousands, except unit and per unit amounts)
Revenues:
Motor fuel sales to third parties	$438,801	$347,504
Motor fuel sales to affiliates	630,444	730,727
Rental income	1,364	1,629
Other income	2,045	1,299
Total revenues	1,072,654	1,081,159
Cost of sales:
Motor fuel cost of sales to third parties	431,689	341,707
Motor fuel cost of sales to affiliates	630,444	723,309
Other	638	587
Total cost of sales	1,062,771	1,065,603
Gross profit	9,883	15,556
Operating expenses:
General and administrative	2,649	3,899
Other operating	1,436	631
Rent	1,070	204
Loss on disposal of assets	111	22
Depreciation, amortization and accretion	1,884	1,821
Total operating expenses	7,150	6,577
Income from operations	2,733	8,979
Interest expense, net	(87)	(683)
Income before income taxes	2,646	8,296
Income tax expense	(972)	(69)
Net income and comprehensive income	$1,674	$8,227

Net income per limited partner unit:
Common	$0.38
Subordinated	$0.38

Limited partner units outstanding:
Common units - public	10,925,000
Common units - affiliated	14,436
Subordinated units - affiliated	10,939,436

Cash distribution per unit	$0.4375

Susser Petroleum Partners LP
Consolidated Balance Sheets

	December 31, 2012	March 31, 2013
		unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$6,752	$9,325
Accounts receivable, net of allowance for doubtful accounts of $103 at December 31, 2012, and $189 at March 31, 2013	33,008	41,549
Receivables from affiliates	59,543	57,301
Inventories, net	2,981	24,008
Other current assets	821	147
Total current assets	103,105	132,330
Property and equipment, net	68,173	94,749
Other assets:
Marketable securities	148,264	122,267
Goodwill	12,936	12,936
Intangible assets, net	23,131	22,469
Other noncurrent assets	191	172
Total assets	$355,800	$384,923
Liabilities and unitholders’ equity
Current liabilities:
Accounts payable	$88,884	$119,552
Accrued expenses and other current liabilities	1,101	3,725
Current maturities of long-term debt	24	24
Total current liabilities	90,009	123,301
Revolving line of credit	35,590	58,600
Long-term debt	149,241	123,135
Deferred tax liability, long-term portion	152	152
Other noncurrent liabilities	2,476	2,344
Total liabilities	277,468	307,532
Commitments and contingencies:
Unitholders' equity:
Susser Petroleum Partners LP unitholders' equity:
Common unitholders - public (10,925,000 units issued and outstanding)	210,462	209,852
Common unitholders - affiliated (14,436 units issued and outstanding)	(175)	(175)
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding)	(131,955)	(132,286)
Total unitholders’ equity	78,332	77,391
Total liabilities and unitholders’ equity	$355,800	$384,923

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance. Historical results include our Predecessor's results of operations. The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

	Three Months Ended
	March 31, 2012(1)		March 31, 2013
	Predecessor
	(in thousands, except for selling price and cents per gallon)
Revenues:
Motor fuel sales to third parties (2)	$438,801		$347,504
Motor fuel sales to affiliates (2)	630,444		730,727
Rental income	1,364		1,629
Other income	2,045		1,299
Total revenue	1,072,654		1,081,159
Gross profit:
Motor fuel gross profit to third parties (2)	7,112		5,797
Motor fuel gross profit to affiliates (2)	—		7,418
Rental income	1,364		1,629
Other	1,407		712
Total gross profit	$9,883		$15,556
Net income	$1,674		$8,227
Adjusted EBITDA(3)	$4,917		$11,227
Distributable cash flow (3)			$10,435
Operating Data:
Total motor fuel gallons sold:
Third-party	141,582		115,831
Affiliated gallons	209,786		251,052
Average wholesale selling price per gallon	$3.04		$2.94
Motor fuel gross profit cents per gallon (2):
Third-party	5.0	¢	5.0	¢
Affiliated	0.0	¢	3.0	¢
Volume-weighted average for all gallons	2.0	¢	3.6	¢

(1)	Results represent Predecessor.

(2)
For the first quarter 2012, affiliated sales only include sales to Stripes® convenience stores, for which our Predecessor historically received no margin, and third-party motor fuel sales and gross profit cents per gallon includes the motor fuel sold directly to independently operated consignment locations, as well as sales to third-party dealers and other commercial customers. Following our IPO on September 25, 2012, we sell fuel to SUSS for both Stripes® convenience stores and SUSS' independently operated consignment locations at a fixed profit margin of approximately three cents per gallon, and these sales are classified as affiliated sales.

(3)
We define EBITDA as net income before net interest expense, income tax expense and depreciation and amortization expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash state franchise tax expense, maintenance capital expenditures, and other non-cash adjustments. EBITDA, Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Three Months Ended
	March 31, 2012	March 31, 2013
	Predecessor
	(in thousands)
Net income	$1,674	$8,227
Depreciation, amortization and accretion	1,884	1,821
Interest expense, net	87	683
Income tax expense	972	69
EBITDA	4,617	10,800
Non-cash stock-based compensation	189	405
Loss on disposal of assets and impairment charge	111	22
Adjusted EBITDA	$4,917	$11,227
Cash interest expense		587
State franchise tax expense (cash)		69
Maintenance capital expenditures		136
Distributable cash flow		$10,435